EXHIBIT 99.1

Company Contact:	Media Contacts:

Andrew Wiseman, Ph.D. Sr. Director of Business Development and Investor Relations La Jolla Pharmaceutical Company 858-646-6615 andrew.wiseman@ljpc.com	Virginia Amann (608-274-6046) Carin Canale (858-336-3027) Atkins + Associates for La Jolla Pharmaceutical Company vamann@irpr.com

LA JOLLA PHARMACEUTICAL ANNOUNCES RESULTS OF
PHASE III TRIAL OF RIQUENTTM

SAN DIEGO, February 18, 2003 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced preliminary findings from a Phase III clinical trial evaluating RiquentTM, previously known as LJP 394, for the treatment of lupus renal disease. The Company continues to analyze the results from the trial.

The objective of the study was to determine Riquent’s ability to delay the following: renal flare, treatment with HDCC (high-dose corticosteroids and/or cyclophosphamide) or other immunosuppressive drugs, hospitalization, or death due to lupus (Major SLE flare); reduce antibodies to double-stranded DNA (dsDNA); and to assess safety compared with placebo in the intent-to-treat population and in patients with impaired renal function at baseline. The intent-to-treat population was defined as patients with high-affinity antibodies to Riquent. The trial was designed to compare the effect of drug or placebo treatment in two well-balanced groups of lupus patients with a history of renal disease. Additional information follows in the section titled Trial Design.

Summary of Results

Intent-to-treat analysis: Riquent appeared to be well tolerated with no apparent differences in the overall incidence of serious adverse events or adverse events between Riquent-treated and placebo-treated patients. However, an initial assessment of the trial data indicates that treatment with Riquent did not increase length of time to renal flare, the primary endpoint, in a statistically significant manner when compared with placebo through the end of the study. There were 298 patients in the intent-to-treat population, 145 on Riquent and 153 on placebo. Patients were treated for as long as 92 weeks with a median of 46 weeks.

There was a statistically significant reduction in antibodies to dsDNA in the Riquent-treated group compared with the placebo-treated group (p<0.001). Antibodies to dsDNA are believed to result in renal flares and other clinical manifestations of lupus. Riquent was designed to reduce antibodies to dsDNA and this effect has been demonstrated in all clinical studies of Riquent.

In this study, changes in antibodies to dsDNA strongly correlated with changes in complement levels in an inverse relationship (p < 0.001). Complement C3 levels below normal at baseline (hypocomplementemia) strongly correlated with an increased risk of renal flare (p< 0.001). Similar correlations between antibody levels and complement C3 were observed in the previous Phase II/III study. Together, these data confirm the pathogenic nature of these antibodies to dsDNA in lupus patients.

In the intent-to-treat population, there were fewer renal flares, treatments with HDCC and Major SLE (systemic lupus erythematosus) flares in Riquent-treated patients compared with placebo-treated patients. The estimated median time to renal flare was 123 months in the Riquent-treated group and 89 months in the placebo-treated group. There were 41 renal flares, 17 (12%) in Riquent-treated patients and 24 (16%) in placebo-treated patients. There were 68 treatments with HDCC, 32 (22%) in the Riquent-treated group and 36 (24%) in the placebo-treated group. There were 82 Major SLE flares in the trial, 35 (24%) in patients on Riquent and 47 (31%) in patients on placebo. None of these differences were statistically significant.

Reviewing a graph of the results showed that the Riquent and placebo lines for time to renal flare and for the changes in antibody levels were separating until weeks 46 to 48. In the first 46 weeks, 90% or 22 of 24 renal flares occurred in the study in the placebo patients compared with 59% or 10 of 17 in the Riquent-treated patients. At weeks 44, 46, and 48, the incidence of renal flares was 20:10 (p = 0.085), 22:10 (p = 0.041) and 22:11 (p = 0.067), respectively, in favor of Riquent. At weeks 44, 46 and 48, the incidence of renal and/or Major SLE flares was 43:27 (p=0.057), 46:28 (p=0.033) and 46:29 (p=0.061), respectively, in favor of Riquent. More discussion follows in the section titled Other Observations.

In addition, the results from this trial appear to support the use of the Company’s high-affinity assay to identify patients who may respond to Riquent and also to confirm the high-affinity analysis approach used in the previous Phase II/III study. As the baseline affinity of patients’ antibodies for Riquent increased, the number of renal flares declined in the Riquent-treated group compared with the placebo-treated group.

Patients with Impaired Renal Function analysis: In a prospectively defined subpopulation with impaired renal function at baseline, defined as a serum creatinine ≥ 1.5 mg/dl at baseline, there were 43 patients, 20 on Riquent and 23 on placebo. Riquent-treated patients had fewer renal flares, treatments with HDCC and Major SLE flares compared with patients on placebo, but the number of patients was small and the differences were not statistically significant. There were 8 renal flares, 2 (10%) in patients on Riquent and 6 (26%) in patients on placebo. There were 9 treatments with HDCC, 3 (15%) in patients on Riquent and 6 (26%) in patients on placebo. There were 11 Major SLE flares, 4 (20%) in patients on Riquent and 7 (30%) in patients on placebo. There were 14 renal flares and/or Major SLE flares, 5 (25%) in patients on Riquent and 9 (39%) in patients on placebo. Similar results in the same group were observed for renal flares in a previous Phase II/III study: no renal flares (0%) were observed in the 11 Riquent-treated high-affinity patients compared with 6/11 (55%) of the placebo–treated high-affinity patients. Experts believe a delay in time to or a decrease in the incidence of renal flares and/or Major SLE flares in this high-risk population would be considered medically meaningful.

Next Steps

The Company plans to complete its analysis of the Phase III data and meet with regulatory agencies. The analysis of data from the health-related quality of life survey and patient self-assessment is ongoing. The Company will continue to collect data in the ongoing open-label follow-on trial. Based on the observed reduction in antibodies to dsDNA, which the Company believes confirms LJP’s Tolerance Technology® approach, the Company plans at this time to continue its antibody-mediated thrombosis program and evaluate the use of the technology for other diseases, which will depend on the availability of additional funding.

Other Observations

Several observations may help to explain the results from the study. These observations are preliminary and they will all require review by appropriate regulatory agencies and medical experts.

Changes in medical practice: There appears to have been changes in medical practice since the completion of the Phase II/III study as evidenced by a difference in prescribing regimens for immunosuppressive drugs. In particular, it appears there were differences in baseline treatments in the patient population in the Phase III study compared with the previous trial. A higher percentage of patients were receiving immunosuppressive treatments at study entry: 73/145 (50%) in the Riquent-treated group versus 63/153 (41%) in the placebo-treated group in the Phase III study, compared with 35/114 (31%) in the Riquent-treated group versus 40/116 (34%) in the placebo-treated group in the Phase II/III trial. The sample size selected for the Phase III study was based on the Phase II/III study.

The definition of HDCC may not have captured all of the potential events in this study, as HDCC did not include some of the newer immunosuppressive drugs that are increasingly used instead of cyclophosphamide. While these newer drugs have a better side effect profile than cyclophosphamide, they are still broadly immunosuppressive. The definition of Major SLE flare included increases in corticosteroid doses as well as any new or increased dose of immunosuppressive agents, hospitalization or death, provided they were associated with active SLE.

To account for these observed changes in medical practice, a combined analysis of all patients with either a renal flare and/or a Major SLE flare was performed. In this combined analysis, there were 88 events, 37 (26%) in Riquent-treated patients and 51 (33%) in placebo-treated patients. Thus, changes in medical practice may have resulted in fewer renal flares because patients were being treated before a renal flare could have been observed or documented.

Depletion of susceptible patients in placebo group: It appears that “sicker” patients in the Riquent group stayed in the trial longer than “sicker” patients in the placebo group even though a comparable number of patients discontinued in each group before they met a predefined endpoint in the study (a depletion of susceptible patients). Reviewing a graph of the results showed that the Riquent and placebo lines for time to renal flare and for the changes in antibody levels were separating until weeks 46 to 48. Upon reviewing patient laboratory values, placebo patients remaining in the study past weeks 44 to 48 appeared to have better renal function than the placebo group who dropped out or flared prior to these weeks, as measured by creatinine clearance at baseline (p = 0.024 at week 48). In the placebo-treated group, those who remained in the study after weeks 44 to 48 showed no mean changes in antibodies to dsDNA from baseline.

Trial Design

Treatment: Patients were treated with weekly doses of 100 mg of Riquent or with placebo. Patients were also permitted to receive other treatments including immunosuppressive drugs. This randomized, double-blind, placebo-controlled study was conducted at more than 70 major medical centers in North America and Europe. Patients could remain in the study for up to 92 weeks.

Analysis groups: The prospectively defined analysis groups were the intent-to-treat population and patients with impaired renal function. Patients with impaired renal function were defined as having a serum creatinine level of 1.5 mg/dL to 3.5 mg/dL at baseline. In general, patients with impaired renal function are at greater risk of progressing to renal flare, kidney failure, and dialysis.

Endpoints: The primary endpoint was time to renal flare. A renal flare was defined as a significant, reproducible increase in serum creatinine, urine protein or blood in the urine. The secondary endpoint was time to treatment with HDCC. HDCC was defined as any dose of cyclophosphamide or an increase in prednisone of 15 mg/day or higher resulting in a final dose greater than 20 mg/day.

Other prospectively defined secondary outcomes included time to Major SLE flare, treatment associated maintenance and/or improvement in health-related quality of life, decreases in antibodies to dsDNA and associated increases in complement C3 levels. A Major SLE flare was defined as the occurrence of any one of the following due to manifestations of active SLE: treatment with HDCC or initiation or increase in treatment with other immunosuppressive agents, including azathioprine, mycophenolate mofetil, methotrexate, cyclosporin and leflunomide; or hospitalization or death. This definition of Major SLE flare was designed to capture serious events where patients were treated for manifestations of active SLE as well as renal disease or where treatment, hospitalization or death could have preceded the occurrence of a documented renal flare.

Complement changes were evaluated by determining the mean change from baseline in the complement protein C3 that indicates overall complement consumption due to active inflammation. Antibody changes were evaluated by determining the mean percent change of antibodies to dsDNA from baseline. Patients’ assessments of disease activity and health-related quality of life were measured on a regular basis as well as at the time of, and 30 days following, a documented renal flare

Discussion of Preliminary Results

“Based on preliminary results, Riquent appears to be well tolerated in patients over a relatively long study period of up to 92 weeks and LJP plans to continue the ongoing open-label follow-on study to collect additional information,” said Steve Engle, CEO of La Jolla Pharmaceutical Company. “Although the prospectively defined primary efficacy analysis in the intent-to-treat population did not demonstrate the level of efficacy expected, we believe the study shows a clear correlation between treatment with drug and improvements in complement that are associated with a reduced risk of renal flares in the trial. Lupus trials conducted with Riquent have consistently demonstrated the ability to reduce these pathogenic antibodies.”

“Many of the preliminary results in this trial appear consistent with the previous Phase II/III study,” said Engle. “We observed a larger difference between Riquent- and placebo- treated patients earlier in the trial, at weeks 44 to 48, and we still see this treatment difference in patients with impaired renal function who remained on treatment during the entire study. We believe the statistically significant reduction in antibodies to dsDNA seen in Riquent-treated patients compared with placebo further demonstrates Riquent’s mechanism of action, confirms our core Tolerance Technology® platform and supports its potential application in other autoimmune diseases with disease-causing antibodies.”

“It appears that several issues may have prevented us from attaining statistical significance,” said Engle. “Unfortunately, changes in medical practice and interference from concomitant medications are difficult issues in drug development. Moving forward, our clinical development pathway cannot be fully defined until the study results are completely analyzed and we discuss the results with regulatory agencies.”

“We appreciate the patients, physicians and others who helped make this trial possible and remain dedicated to the search for less harmful therapies for lupus patients,” said Engle. “We appreciate our investors’ critical support. We will continue to analyze the data from the trial and then we plan to discuss these results with the regulatory agencies. Our guidance to investors and others will be limited during this time.”

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent™ for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company’s common stock is traded on

The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit our Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those, which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we expect to meet with the U.S. Food and Drug Administration (“FDA”) to discuss the results of our Phase III trial of Riquent, there is no guarantee that a meeting with the FDA can be held in a timely manner, or at all, or that our meetings with them will result in us being able to continue to develop Riquent. Our analyses of clinical results of Riquent™, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis (“thrombosis”), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit or may reveal a potential safety issue requiring us to develop new candidates. Our blood test to measure the binding affinity for Riquent™ is experimental, has not been validated by independent laboratories, may require regulatory approval, and may be necessary for the approval and the commercialization of Riquent™. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, the FDA may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; our need for additional financing; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Registration Statement on Form S-3, filed December 10, 2002, our Annual Report on Form 10-K for the year ended December 31, 2001, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

###